EXHIBIT 99.1
MOHEGAN TRIBAL GAMING AUTHORITY
ANNOUNCES FIRST QUARTER FISCAL 2003 OPERATING RESULTS

Uncasville, Connecticut, January 30, 2003 – The Mohegan Tribal Gaming Authority (the “Authority”), the operator of a gaming and entertainment complex located near Uncasville, Connecticut (“Mohegan Sun”), today announced its operating results for the first quarter ended December 31, 2002.

Highlights for the quarter were as follows:

•	Net income of $20.3 million, a 159.4% increase over the corresponding period in the prior year
•
Adjusted EBITDA (a non-GAAP measure of earnings before interest, income taxes, depreciation and amortization, pre-opening costs and expenses, relinquishment liability reassessment, accretion of relinquishment liability discount and other non-operating income/expense) of $70.6 million, a 40.3% increase over the corresponding period in the prior year

•	Gaming revenues of $255.5 million, a 12.6% increase over the corresponding period in the prior year
•	Non-gaming revenues of $55.2 million, a 71.0% increase over the corresponding period in the prior year
•	Net revenues (gross revenues less promotional allowances) of $287.8 million, an 18.9% increase over the corresponding period in the prior year

First Quarter Operating Results

Adjusted EBITDA for the quarter ended December 31, 2002 increased by $20.3 million, or 40.3%, to $70.6 million from $50.3 million for the quarter ended December 31, 2001. Mohegan Sun achieved a 24.5% Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net revenues) for the quarter ended December 31, 2002 compared to a 20.8% Adjusted EBITDA margin for the quarter ended December 31, 2001. “We are delighted with the progress achieved during the first quarter,” said William J. Velardo, President and Chief Executive Officer. “During the quarter, we improved our Adjusted EBITDA margin considerably as a result of several cost savings initiatives. The success we achieved was due to the collective efforts of our 9,500 Mohegan Sun employees and continued acceptance of our finished product in the marketplace.” Tribal Chairman Mark F. Brown said, “The Tribe is extremely pleased with the operating results of the casino for the quarter. We look forward to continued success of the facility.”

Gaming revenues for the quarter ended December 31, 2002 increased by $28.6 million, or 12.6%, to $255.5 million from $226.9 million for the quarter ended December 31, 2001. This increase is due to a 6.8% growth in net slot machine revenues and a 30.2% increase in table game revenues. Slot handle for the quarter ended December 31, 2002 increased by $285.6 million, or 13.9%, to $2.345 billion from $2.059 billion for the quarter ended December 31, 2001. Gross slot hold for the quarter was 7.9% compared to 8.3% for the same period in the prior year. Slot win market share was 50.3% for the quarter compared to 48.0% for the same period in the prior year. Slot handle market share was 51.8% for the quarter compared to 46.9% for the same period in the prior year. “We are pleased to report for the first time Mohegan Sun led the Connecticut slot market in slot win and slot handle for the quarter ended December 31, 2002,” said Mitchell Etess, Executive Vice President of Marketing. Table drop for the quarter ended December 31, 2002 increased by $89.6 million, or 25.6% to $439.1 million from $349.5 million for the quarter ended December 31, 2001. Table games hold percentage was 16.2% for the quarter compared to 15.7% for the same period in the prior year. Gaming revenues for the quarter were enhanced by the completion of the 1,200 room Mohegan Sun hotel in June 2002 and improved customer parking created by the addition of the 1,700-space Thames Garage in April 2002 and the 2,700-space Indian Summer Garage in June 2002.

Non-gaming revenues for the quarter ended December 31, 2002 increased by $22.9 million, or 71.0%, to $55.2 million from $32.3 million for the quarter ended December 31, 2001. The Mohegan Sun hotel opened in April 2002, which accounted for $12.7 million of the increase in revenues during the quarter. Average daily room rates were $162 for the quarter ended December 31, 2002 with an occupancy rate of 74%. Revenue per Available Room (“REVPAR”) was $117 for the quarter ended December 31, 2002. The growth is also attributable, in part, to an increase in business volume in the Mohegan Sun operated food and beverage outlets as well as a 96.2% increase in entertainment revenue for the quarter due to a 53.3% increase in the number of arena events. The number of meals served, or food covers, increased from 1.3 million in the quarter ended December 31, 2001 to 1.5 million in the quarter ended December 31, 2002, a 13.7% increase.

Net revenues for the quarter ended December 31, 2002 increased by $45.7 million, or 18.9%, to $287.8 million from $242.1 million reported for the same period of the prior year. This increase primarily is due to the growth in casino revenues as described above, the addition of the Mohegan Sun hotel and the completion of the Thames and Indian Summer Garages, resulting in increases in all revenue categories.

Income from operations for the quarter ended December 31, 2002 increased by $16.1 million, or 51.3%, to $47.6 million from $31.5 million for the quarter ended December 31, 2001. This increase is attributable to increases in net revenues, partially offset by an increase in total operating costs and expenses. Net revenues grew by a higher percentage than operating costs and expenses for the quarter ended December 31, 2002.

Net income for the quarter ended December 31, 2002 increased by $12.4 million, or 159.4%, to $20.3 million from $7.8 million for the quarter ended December 31, 2001. The increase primarily is due to an increase in income from operations partially offset by an increase in interest expense for the quarter ended December 31, 2002. The increase in interest expense is attributable mainly to higher average debt outstanding and a decrease in the amount of capitalized interest for the period due to the partial opening of the Mohegan Sun hotel in April 2002. The increase in interest expense is partially offset by a favorable change in the fair value of the Authority’s derivative instruments. The weighted average outstanding debt was $1.1 billion for the quarter ended December 31, 2002 compared to $976.8 million for the quarter ended December 31, 2001.

Liquidity, Capital Resources and Capital Spending

As of December 31, 2002, the Authority held cash and cash equivalents of $68.3 million, a decrease of $16.7 million from $85.0 million as of September 30, 2002. The decrease in cash and cash equivalents is primarily related to the Authority’s reduction of its bank credit facility for the quarter ended December 31, 2002.

As of December 31, 2002, the Authority had $226.0 million outstanding bank debt under a $300.0 million reducing, revolving collateralized credit facility, which matures in March 2004. At December 31, 2002, the Authority’s total current and long-term debt was $1.128 billion. “During the quarter ended December 31, 2002, we reduced our long-term debt by $25.0 million,” said Jeff Hartmann, Executive Vice President of Finance and Chief Financial Officer. “We are on target to reduce our total debt by approximately $90.0 to $100.0 million for fiscal year 2003.”

Capital expenditures totaled $2.5 million for the quarter ended December 31, 2002, versus $85.0 million for the same period in the prior year. The decrease in capital expenditures is due to the completion of Project Sunburst.

During the remainder of fiscal year 2003, the Authority expects to incur capital expenditures totaling approximately $31.2 million to be allocated as follows:

•	$25.8 million on maintenance capital expenditures.
•	$3.9 million to satisfy remaining contractual obligations with respect to Project Sunburst construction.

•	$0.5 million to satisfy remaining contractual obligations with respect to the 2,700-space Indian Summer Garage.
•	$1.0 million to satisfy remaining contractual obligations with respect to the 1,700-space Thames Garage.

Management believes that existing cash balances, financing arrangements, and operating cash flow will provide Mohegan Sun with sufficient resources to meet its existing debt obligations, relinquishment payments, the remaining construction payables related to completion of Project Sunburst, foreseeable capital expenditure requirements and tribal distributions for at least the next twelve months.

Certain amounts in the fiscal year 2002 financial statements have been reclassified to conform to the fiscal year 2003 presentation.

Connecticut Sun

On Tuesday, January 28, 2003, the Authority announced an agreement with the Women’s National Basketball Association (the “WNBA”) for the acquisition of a professional women’s basketball team. The new team, the Connecticut Sun, will be owned and operated by the Mohegan Basketball Club LLC, a newly formed restricted subsidiary of the Authority, which becomes the first non-NBA owner in WNBA history. The Connecticut Sun will play a 34-game season; the home games will be played in the 10,000-seat Mohegan Sun Arena. The season will begin in late May 2003.

Conference Call Detail

The Authority will host a conference call regarding its First Quarter Fiscal Year 2003 earnings release on Thursday, January 30, 2003 at 2:00 p.m. (Eastern Standard Time). Those interested in participating in the call should dial as follows:

888-748-0596
(706) 643-0107(international)

Interested parties may listen to a taped replay of the entire conference call commencing at approximately 4:00 p.m. (Eastern Standard Time) on Thursday, January 30, 2003. This replay will run through February 6, 2003.

The access number is as follows:
(800) 642-1687
(706) 645-9291 (international)
Conference ID: 10001

About Mohegan Sun and the Authority

The Mohegan Tribal Gaming Authority is an instrumentality of the Mohegan Tribe, a federally recognized Indian tribe with an approximately 405-acre reservation located in southeastern Connecticut, which has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe located near Uncasville, Connecticut, including the operation of the Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation. The Tribe’s gaming operation is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 300-seat Cabaret, meeting and convention space and an approximate 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Special Note Regarding Forward-Looking Statements

This press release and other materials filed by the Mohegan Tribal Gaming Authority with the Securities and Exchange Commission contain certain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to plans for future expansion and other business development activities, as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service, domestic or global economic conditions, pending litigation, changes in federal tax laws or the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). Additional information concerning potential factors that could affect the Authority’s financial results are included in the Authority’s Form 10-K for the fiscal year ended September 30, 2002.

MOHEGAN TRIBAL GAMING AUTHORITY
BALANCE SHEETS
(in thousands)

	December 31, 2002	September 30, 2002
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$68,327	$85,017
Receivables, net	14,402	14,222
Inventories	13,884	14,314
Other current assets	20,877	5,890

Total current assets	117,490	119,443

Non-current assets:
Property and equipment, net	1,423,252	1,443,705
Construction in process	5,804	5,962
Trademark, net	119,692	119,692
Other assets, net	24,901	25,253

Total assets	$1,691,139	$1,714,055

LIABILITIES AND CAPITAL
Current liabilities:
Current portion of long-term debt	$126,000	$101,000
Current portion of relinquishment liability	85,529	79,764
Accounts payable and accrued expenses	87,236	80,384
Construction payables	12,196	28,823
Accrued interest payable	32,687	26,278

Total current liabilities	343,648	316,249

Non-current liabilities:
Long-term debt, net of current portion	1,002,006	1,052,173
Relinquishment liability, net of current portion	472,289	477,828
Other long-term liabilities	830	3,172

Total liabilities	1,818,773	1,849,422

Capital:
Retained deficit	(126,741)	(134,277)
Accumulated other comprehensive loss	(893)	(1,090)

Total capital	(127,634)	(135,367)

Total liabilities and capital	$1,691,139	$1,714,055

MOHEGAN TRIBAL GAMING AUTHORITY
STATEMENTS OF INCOME
(in thousands)

	For the	For the
	Quarter Ended	Quarter Ended
	December 31, 2002	December 31, 2001
	(unaudited)	(unaudited)
Revenues:
Gaming	$255,467	$226,898
Food and beverage	21,852	17,091
Hotel	12,722	—
Retail, entertainment and other	20,666	15,221

Gross revenues	310,707	259,210

Less—Promotional allowances	(22,954)	(17,127)

Net revenues	287,753	242,083

Operating costs and expenses:
Gaming	146,642	134,676
Food and beverage	13,312	9,917
Hotel	2,744	—
Retail, entertainment and other	12,058	9,026
Advertising, general and administrative	42,382	38,117
Pre-opening costs and expenses	—	1,657
Depreciation and amortization	23,019	17,236

Total operating costs and expenses	240,157	210,629

Income from operations	47,596	31,454

Other income (expense):
Accretion of relinquishment liability discount	(8,398)	(9,083)
Interest income	89	123
Interest expense, net of capitalized interest	(18,918)	(14,649)
Other expense, net	(112)	(37)

Total other expense	(27,339)	(23,646)

Net income	$20,257	$7,808

MOHEGAN TRIBAL GAMING AUTHORITY
SELECTED FINANCIAL INFORMATION
(in thousands)

	For the Quarter Ended
	December 31, 2002	December 31, 2001
	(unaudited)	(unaudited)
Operating Results:
Gross revenues	$310,707	$259,210
Net revenues	$287,753	$242,083
Income from operations	$47,596	$31,454
Net income	$20,257	$7,808

Other Data:
Adjusted EBITDA	$70,615	$50,347
Adjusted EBITDA Margin	24.5%	20.8%

Hotel Occupancy %	74%	n/a
Average Daily Rate (ADR)	$162	n/a
Revenue Per Available Room (REVPAR)	$117	n/a

Balance Sheet Data:
Total assets	$1,691,139	$1,636,583
Total current and long-term debt	$1,128,006	$990,000

Capital expenditures	$2,529	$84,980

Adjusted EBITDA Explanation:

Adjusted EBITDA represents earnings before interest, income taxes, depreciation and amortization, pre-opening costs and expenses, accretion of relinquishment liability discount and relinquishment liability reassessment on the relinquishment liability to Trading Cove Associates pursuant to the Relinquishment Agreement, and other non-operating income/expense, net. The Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net revenues. Adjusted EBITDA should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America or GAAP (such as operating income or net income), nor should it be considered as an indicator of the Authority's overall financial performance. Adjusted EBITDA information has been included for those investors who find it a useful tool for measuring operating performance. The Authority's calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or similar measurements used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA with net income as determined in accordance with GAAP is shown below (in thousands):

	For the Quarter Ended
	December 31, 2002	December 31, 2001
	(unaudited)	(unaudited)
Adjusted EBITDA	$70,615	$50,347
Interest expense, net of capitalized interest	(18,918)	(14,649)
Income taxes	—	—
Interest income	89	123
Depreciation and amortization	(23,019)	(17,236)
Pre-opening costs and expenses	—	(1,657)
Accretion of relinquishment liability discount	(8,398)	(9,083)
Other expense, net	(112)	(37)

Net Income	$20,257	$7,808